Exhibit 10.1
LEASE TERMINATION AGREEMENT
    THIS LEASE TERMINATION AGREEMENT (this “Agreement”) is entered into as of April 1, 2026 (the “Execution Date”), by and between GNS SOUTH TOWER, LP, a Delaware limited partnership (“Landlord”), and KEZAR LIFE SCIENCES, INC., a Delaware corporation (“Tenant”).

R E C I T A L S
A.Landlord, as successor in interest to AP3-SF1 4000 Shoreline, LLC, a Delaware limited liability company, and Tenant are parties to that certain Lease dated August 16, 2017 as amended by that certain First Amendment to Lease dated November 1, 2022 (collectively, the “Lease”), with respect to approximately (i) 24,357 rentable square feet of space located on the third (3rd) floor and (ii) 23,357 rentable square feet of space located on the fourth (4th) floor (as more particularly set forth in the Lease, collectively, the “Premises”) of the building with an address of 4000 Shoreline Court, San Francisco, California (the “Building”).
B.Landlord and Tenant desire to terminate the Lease, subject to the terms and conditions set forth herein.
A G R E E M E N T
    NOW, THEREFORE, in consideration of the covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Landlord and Tenant covenant and agree as follows:
1.Termination of Lease. Subject to the satisfaction of the conditions and contingencies provided herein, the Lease shall terminate effective as of April 1, 2026 (the “Termination Date”) as though the Termination Date were the then current expiration date of the Lease Term, and Tenant shall surrender and yield up the Premises (inclusive of the Storage Space) to Landlord in the condition required under the Lease, subject to the terms and conditions of this Agreement. After the Termination Date, neither Tenant nor Landlord shall have any further liability or obligation to the other with respect to the Lease, except as expressly set forth herein; provided, however, that any obligations of Tenant which expressly survive the expiration or sooner termination of the Lease and which are not fully performed as of the Termination Date shall survive the termination.
2.Surrender of Premises. On or prior to the Termination Date, Tenant, at Tenant’s sole cost and expense, shall have (collectively, the “Surrender Obligations”): (a) peaceably surrendered to Landlord the Premises, including the alterations, improvements and changes thereto as required by the terms of the Lease, including, without limitation Article 15 thereof; (b) vacated the Premises; (c) terminated the rights of any and all persons or entities which have rights to occupy the Premises; (d) removed from the Premises all personal property owned by Tenant in strict accordance with the terms and provisions of Article 15 of the Lease; (e) complied with the terms and provisions of Section 15.2 of the Lease, and (f) delivered possession of the Premises to Landlord in the condition required by the Lease. For the avoidance of doubt, Landlord and Tenant acknowledge and agree that, in addition to the Premises, the Surrender Obligations shall apply in connection with the Storage Space. Prior to the Termination Date, Tenant may request that Landlord participate in a final walk-through inspection of the Premises, the Storage Space and/or the Building (the “Walk-Through”) for the purpose of identifying any conditions that are readily observable that the Tenant is required to address prior to the Termination Date. Notwithstanding the foregoing, Landlord’s failure to identify any item shall not be deemed a waiver of any right or a limitation on Tenant’s obligations expressly set forth in the Lease, and Tenant shall remain responsible for satisfying the Surrender Conditions as of the Termination Date. In addition, any Surrender Conditions that are not readily observable during the Walk-Through shall survive the Termination Date, including, without limitation, any environmental hazards or other latent conditions.
3.Reconciliation of Operating Expenses. The parties expressly acknowledge and agree that, notwithstanding any contrary provision contained herein or in the Lease, Landlord shall not be required to reconcile Tenant’s Operating Expenses, Tax Expenses and Utilities Costs for Expense Year 2026, and that in connection therewith, (i) Tenant shall not be responsible to make any further payments to Landlord as a result of any underpayment of Tenant’s Operating Expenses, Tax Expenses and Utilities Costs based on estimates for the 2026 Expense Year, and (ii) Landlord shall not be responsible to refund to Tenant any overpayment of Operating Expenses, Tax Expenses and Utilities Costs which Tenant may have made to Landlord based on estimates for the 2026 Expense Year.
4.Release. Effective as of the Termination Date, Tenant, on behalf of itself and its affiliated companies, shareholders, officers, directors, agents, employees, successors in interest and assigns, hereby releases and discharges Landlord and Landlord’s partners, officers, directors, managers, members, agents, employees, successors in interest and assigns from and against any and all claims, demands, causes of action, liabilities and obligations (collectively, “Claims”), known and unknown, foreseen and unforeseen, direct and indirect, in any way arising out of or relating to the Lease, the Premises, and/or Tenant’s use and occupancy thereof; it being the express intention of the parties that the foregoing shall be deemed to be a full and general release. Notwithstanding the foregoing, the preceding release shall not apply to the provisions of this Agreement . Without limitation of the foregoing, Tenant hereby waives application of California Civil Code Section 1542, which states:
“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”
Tenant’s Initials: MB .
5.Access. Subject to applicable law, Landlord may prohibit access by Tenant to the Premises after the Termination Date by changing the locks to the Premises or any other means permitted by the Lease, at law or in equity.
6.Payment of Termination Fee. The parties acknowledge and agree that as of the Execution Date, Tenant’s payment obligation for Base Rent, Tenant’s Share of Operating Expenses, Tenant’s Share of Tax Expenses and Tenant’s Share of Utilities Costs for the remainder of the Lease Term are equal to an amount of $1,984,536.88 (the “Remaining Rent Obligation”). Simultaneously with Tenant’s execution of this Agreement, Tenant shall pay to Landlord a termination fee in the amount of $1,318,453.88 (the “Termination Fee”) which amount represents Tenant’s Remaining Rent Obligation less the amount of the Security Deposit currently held by Landlord in the amount of $666,083.00 (such amount representing the original Security Deposit held by Landlord under the Lease in the amount of $673,683.00 less an amount of $7,600.00 to be applied towards certain repairs and other work to be completed by Landlord to the Premises (the “Repairs Amount”)) and which Repairs Amount shall be retained by Landlord. In the event that, as of the Termination Date, Tenant has not fully performed all of its obligations under the Lease and this Agreement, including without limitation, satisfaction of the Surrender Conditions (but excluding the repairs and other work covered by the Repairs Amount), then (i) Landlord shall immediately notify Tenant of such failure (“Notice of Non-Compliance”), (ii) this

Agreement shall be deemed null and void and of no further force and effect, (iii) the remaining amount of the Security Deposit retained by Landlord (i.e., the amount of $666,083.00) shall be deemed to be the “Security Deposit” held by Landlord subject to the express terms and conditions of Article 20 of the Lease and (iv) the Termination Fee (i.e., the amount of $1,318,453.88) shall be applied towards Tenant’s payments of Rent coming due for the remainder of the Lease Term, to the extent permitted by applicable law. If Landlord has not provided Tenant with a Notice of Non-Compliance within five (5) business days after the Termination Date, the Premises shall be deemed surrendered in accordance with Section 15.1 of the Lease; provided, however, in no event shall such deemed surrender in any way limit, release, and/or obviate any obligations which by their express terms survive the expiration or earlier termination of the Lease and all such surviving obligations shall continue to survive in full force and effect, including, without limitation, any indemnity obligations of Tenant and/or any obligations of Tenant with respect to Environmental Laws or Hazardous Materials.
7.Waiver. No failure or delay by a party to insist upon the strict performance of any term, condition or covenant of this Agreement, or to exercise any right, power or remedy hereunder shall constitute a waiver of the same or any other term of this Agreement or preclude such party from enforcing or exercising the same or any such other term, condition, covenant, right, power or remedy at any later time.
8.Authority. Each party hereto warrants that the person signing below on such party’s behalf is authorized to do so and to bind such party to the terms of this Agreement.
9.Binding Effect; Successors and Assigns. This Agreement becomes effective only upon the execution by Landlord and Tenant. This Agreement shall be binding upon and inure to the benefit of Landlord and Tenant and their respective successors and assigns.
10.Governing Law. This Agreement and all provisions hereunder shall be governed by and construed in accordance with the laws of the State of California without reference to any conflict of law provisions.
11.Entire Agreement; No Amendment. This Agreement (including the recitals herein and exhibits hereto, which are incorporated herein by this reference) constitutes the entire agreement and understanding between the parties with respect to the subject of this Agreement and shall supersede all prior written and oral agreements concerning this subject matter. This Agreement may not be amended, modified or otherwise changed in any respect whatsoever except by a writing duly executed by authorized representatives of Landlord and Tenant. Each party acknowledges that it has read this Agreement, fully understands all of this Agreement’s terms and conditions, and executes this Agreement freely, voluntarily and with full knowledge of its significance. Each party to this Agreement has had the opportunity to receive the advice of counsel prior to the execution hereof.
12.Agreement to Perform Necessary Acts. Each party agrees that upon demand, it shall promptly perform all further acts and execute, acknowledge, and deliver all further instructions, instruments and documents which may be reasonably necessary or useful to carry out the provisions of this Agreement.
13.Brokers. Landlord and Tenant each represent and warrant to the other that no broker, agent, or finder has procured or was involved in the negotiation of this Agreement and no such broker, agent or finder is or may be entitled to a commission or compensation in connection with this Agreement. Landlord and Tenant shall each indemnify, defend, protect and hold the other harmless from and against any and all liability, loss, damages, claims, costs and expenses (including reasonable attorneys’ fees) resulting from claims that may be asserted against the indemnified party in breach of the foregoing warranty and representation.
C.Headings; Capitalized Terms. The section headings of this Agreement are for reference only and shall not be deemed to alter or affect the meaning of the terms hereof. The use of the term “including” in this Lease and the exhibits and attachments hereto shall mean in all cases “including but not limited to” or “including, without limitation,” unless specifically designated otherwise. Unless expressly provided otherwise herein, capitalized terms used in this Agreement shall have the same meanings given to such terms in the Lease.
14.Time. Time is of the essence hereof.
15.Survival. All covenants, representations and warranties as set forth in this Agreement shall survive the termination of the Lease.
16.Attorneys’ Fees. In the event any legal action or proceeding is commenced to enforce the obligations set forth in this Agreement, the substantially prevailing party shall be entitled to an award of all reasonable costs and expenses including reasonable attorneys’ fees.
17.Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same instrument; and any signature page from any such counterpart or any electronic copy thereof may be attached or appended to any other counterpart to complete a fully executed counterpart of this Agreement and any telecopy or other electronic transmission of any signature shall be deemed an original and shall bind such party.
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    EXECUTED as of the Execution Date.
LANDLORD:

GNS SHORELINE, LP,
a Delaware limited partnership

By: GNS Holdings III GP, LLC,
a Delaware limited liability company,
its general partner

    By: /s/ Emily Massoth
Name:    Emily Massoth
Title:    Authorized Signatory

TENANT:

KEZAR LIFE SCIENCES, INC.,
a Delaware corporation

By: /s/ Marc Belsky
Name:    Marc Belsky
Title:    Chief Executive Officer